UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2007

OPNEXT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33306 (Commission File Number)	22-3761205 (IRS Employer Identification No.)
1 Christopher Way, Eatontown, New Jersey 07724
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (732) 544-3400
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
Amendments to Stock Incentive Plan
     On December 12, 2007, the Board of Directors (the “Board”) of Opnext, Inc. (the “Company”) adopted the first amendment (the “First Amendment”) to the Company’s Amended and Restated 2001 Long-Term Stock Incentive Plan (the “Plan”) in order to revise the provisions of the Plan relating to grants to the Company’s independent directors. In particular, the First Amendment:
•	Provides for the automatic one-time grant of Restricted Stock Units (“RSUs”) to each individual who is newly elected as an Independent Director (as defined in the Plan) on the date of his or her election to the Board in an amount equal to $35,000 divided by the fair market value of a share of the Company’s common stock on the date of grant (the “Initial Grant”). Subject to the director’s continued service with the Company, this Initial Grant vests in full on the one-year anniversary of the date of grant.

•	Provides for the grant of 3,193 RSUs on December 12, 2007 to each individual who was initially elected as an Independent Director during the period commencing on February 1, 2007 and ending on December 12, 2007 (the “December 2007 Grant”). Subject to the director’s continued service with the Company, this grant vests in full on the one-year anniversary of the date of grant.

•	Provides for the grant of RSUs on the date of each annual meeting to each individual who is elected as an Independent Director at such meeting of stockholders or who otherwise continues to be an Independent Director immediately following such meeting in an amount equal to $35,000 divided by the fair market value of a share of the Company’s common stock on the date of such meeting (the “Annual Grant”). Subject to the director’s continued service with the Company, this Annual Grant vests in full on the one-year anniversary of the date of grant. In the event that a newly elected Independent Director is first elected to the Board on a date other than the date of the annual meeting, then, in addition to the Initial Grant, such director will receive a pro rata grant equal to $35,000 divided by the fair market value of a share of the Company’s common stock on the date of his or her election, prorated for the period between the date of the immediately preceding annual meeting and the date of such director’s election to the Board (the “Pro Rata Grant”). Subject to the director’s continued service with the Company, this Pro Rata Grant vests in full on the one-year anniversary of the immediately preceding annual meeting. An individual who is initially elected as an Independent Director at an annual meeting will receive both an Initial Grant and an Annual Grant, but not a Pro Rata Grant, on the date of his or her election to the Board.
     The cash, common stock or other securities or property of the Company payable in respect of such vested RSUs will be paid to the Independent Director upon the earliest to occur of:
•	a “change in control event” within the meaning of Section 409A of the Internal Revenue Code, as amended (“Section 409A”),

•	such director’s “separation from service” from the Company within the meaning of Section 409A, and

•	such director’s death,
with certain exceptions as set forth in the First Amendment. The Plan has otherwise been amended by the First Amendment for compliance with Section 409A.

     The foregoing summary of the First Amendment is not complete and is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
Grants of RSUs to Independent Directors
     Pursuant to the Plan and the First Amendment, on December 12, 2007 the Board granted RSUs to the following Independent Directors:

	December 2007 Grant	Discretionary Grant
Director	(# RSUs)	(# RSUs)	Total
Kendall Cowan	3,193	912	4,105
Isamu Kuru	3,193	912	4,105
David Lee	—	912	912
Ryuichi Otsuki	—	912	912
John F. Otto, Jr.	3,193	912	4,105
Naoya Takahashi	—	912	912
The amount of the Discretionary Grant is based on the difference in value between the grant automatically provided to each Independent Director at the Company’s 2007 annual meeting of stockholders and the value provided by the Annual Grant in the First Amendment. The above RSUs vest in full on the one-year anniversary of the date of grant, subject to the director’s continued service with the Company.
Changes in Director Cash Compensation
     On December 12, 2007, the Board also adopted certain changes to the cash compensation paid to the Company’s non-management directors. Each non-management director will receive an annual retainer of $25,000, plus $1,500 for each meeting of the Board attended by the director. In addition, each member of the Audit, Compensation and Nominating/Corporate Governance Committees will receive $1,000 for each committee meeting attended by the director. The Chairpersons of the Audit and Compensation Committees will receive a $5,000 annual retainer, while the Chairperson of the Nominating/Corporate Governance Committee will receive a $2,500 annual retainer.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	First Amendment to Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan, dated as of December 12, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPNEXT, INC.
Date: December 18, 2007	By:	/s/ Robert J. Nobile
Robert J. Nobile
Chief Financial Officer and Senior Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan, dated as of December 12, 2007.